INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement Nos. 333-45949, 333-68855, 333-73240, and 333-86796 of PMA Capital Corporation on Form S-8 of our reports dated March 10, 2004, appearing in the Annual Report on Form 10-K of PMA Capital Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Philadelphia, PA
March 12, 2004